Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2019 SECOND QUARTER AND SIX-MONTH RESULTS

Houston, Texas – May 2, 2019 – Geospace Technologies (NASDAQ: GEOS) today announced that it reported net income of $0.7 million, or $0.05 per diluted share, on revenue of $26.1 million for its second quarter ended March 31, 2019 compared to a net loss of $4.7 million, or $0.36 per diluted share, on revenue of $19.2 million for the second quarter of the prior year. The net income reported for the second quarter ended March 31, 2019 was the company’s first quarterly net income in over four years.

For the six months ended March 31, 2019, the company recorded revenue of $44.0 million compared to revenue of $33.9 million during the prior year period. The company reported a net loss of $5.1 million, or $0.38 per diluted share compared to a net loss of $14.2 million, or $1.07 per diluted share for the year ago period.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “Increased growth in our oil and gas markets segment, specifically our OBX rental market, fueled second quarter and six-month results. In fact, the financial results for the three months ended March 31, 2019 reflect our best second quarter performance in the past three fiscal years and the highest quarterly revenue posted by Geospace in four years. As mentioned, utilization by our rental customers of our OBX ocean bottom system continues to strengthen and merits continued investment. Approximately 17,000 OBX stations are currently deployed and another 9,000 stations are scheduled for delivery in our fourth fiscal quarter. In addition, steady performance from our Adjacent Markets segment continues to help mitigate the product demand fluctuations experienced in our oil and gas markets segment. Despite the slight reduction in revenue from our adjacent markets, we are confident that this segment will continue along its demonstrated path of overall growth.”

Oil and Gas Markets Segment

Combined revenue from the oil and gas markets segment totaled $18.7 million for the three months ended March 31, 2019. For the six-month period, total revenue from this segment was $29.7 million. These figures reflect increases of 65.4% and 53.5% respectively over the equivalent three-month and six-month periods a year ago. The increases in revenue for both periods are primarily the result of performing rental contracts utilizing a substantial number of the company’s OBX ocean bottom recording stations. More than 17,000 stations of the company’s OBX rental fleet are currently under contract. In addition, the company recently entered into another OBX rental contract with a major international seismic contractor, inclusive of a non-refundable deposit, that will utilize 9,000 OBX stations for a minimum rental periods ranging from 150 to 180 days. Delivery of the equipment is expected to occur in the company’s fourth fiscal quarter at which time the performance phase of the contract begins with expected revenue of $13 million over its duration.

Revenue from the company’s traditional seismic products in its second fiscal quarter totaled $4.0 million, reflecting an increase of 24.5% compared to the year before. The increase is the result of greater demand for its traditional marine products and repair services. For the six months ended March 31, 2019, revenue from these products totaled $6.8 million, a decrease of 3.2% compared to last year’s first six-months. The slight reduction is primarily due to lower market demand for the company’s specialty sensors.

The company recorded significant increases in revenue from its wireless seismic products, generating $13.6 million and $20.9 million respectively for the second fiscal quarter and first six months ended March 31, 2019. The increases of 126% and 116% for the respective periods are attributed to higher rental demand for the company’s OBX ocean bottom recording stations and are partially offset in both periods by reductions in the sale and rental of its GSX land-wireless products. Notably, both periods include the recognition of a $1.3 million non-refundable deposit associated with the cancellation of an OBX rental contract by one of the company’s customers. The company believes demand for its OBX products will remain strong for the foreseeable future and plans to continue its investment in these products to satisfy the growing market needs and revenue opportunities.

Reductions in revenue occurred for the company’s reservoir seismic products in both the three-month and six-month periods ended March 31, 2019 when compared with the previous year. The reductions are a direct result of reduced sales of the company’s borehole tools and reservoir related services. Management does not expect revenue from its reservoir borehole products, sensors, and services to see significant increases. However, the company has generated significant revenue in prior years from its permanent reservoir monitoring (PRM) systems. Based on its ongoing discussions with industry users and adopters of this technology, management believes there is potential for revenue from the company’s PRM products in the foreseeable future. Management believes this potential is strongly enhanced by its OptoSeis® fiber optic sensing technology, acquired in November of 2018, which extends the domain of available system options for all potential customers of PRM systems. Management believes that an open tender for a PRM system may occur later in fiscal year 2019. If such a tender is ultimately awarded to Geospace, management believes that revenue from such tender would not begin to be earned any earlier than fiscal year 2020.

Adjacent Markets Segment

The company’s adjacent markets segment produced total revenue of $7.3 million for the three months ended March 31, 2019, a reduction in revenue of $0.6 million, or 7.2% from the same period last year. For the six months similarly ended, revenue from these products totaled $13.9 million, a reduction of $0.4 million, or 2.7% from the previous year. For both periods, the decreases reflect lower demand for the company’s water meter related products and contract manufacturing services. The decreases in both periods were partially offset by increases in demand for its offshore cable and thermal imaging products. Despite the variations in revenue occurring from one quarter to another, management believes demand for its adjacent market products will continue to reflect growth.

Emerging Markets Segment

Revenue in the company’s emerging markets segment is comprised solely from the sales of products and services offered by its Quantum Technology Sciences subsidiary (“Quantum”), which Geospace acquired in July of 2018. Quantum focuses on specialty products incorporating seismic acoustic technology to monitor, protect, and secure physical borders and perimeters in both domestic and international markets. For the three-and six-month periods ended March 31, 2019, revenue produced from this segment totaled $46,000 and $134,000, respectively. There are no available prior year comparative periods of revenue. The company does not anticipate significant revenue contributions from this segment in the near term, but believes its ongoing efforts in the design, manufacture, and deployment of this progressive technology for border and perimeter security creates an opportunity for meaningful revenue contributions in the future.

Balance Sheet and Liquidity

As of March 31, 2019, Geospace had $13.5 million in cash, cash equivalents, and short-term investments. In addition, the company owns unencumbered property and real estate in both domestic and international locations and has no outstanding debt. In March of 2019, the company amended its credit agreement to provide broader flexibility in its covenants and available borrowings. As of March 31, 2019, the company had a borrowing availability of $25.5 million under this amended credit facility and had no borrowings outstanding. Management believes that its strong, debt-free balance sheet and total liquidity of $39 million provide the necessary resources to increase revenues through advancing its technology products in all its relevant markets.

Wheeler concluded, “Amidst the ongoing industry challenges that continue affecting our oil and gas markets segment, we are very pleased that our second fiscal quarter reflected net profitability as well as the highest recorded quarterly revenue in four years. Lingering challenges remain in our oil and gas markets segment and some product components are more affected than others. In this environment, we will continue to cautiously leverage identified market improvements as exemplified by our investments in OBX rental equipment to take advantage of increased demands for ocean bottom marine survey projects. We also believe our continued diversification efforts in our adjacent and emerging market segments is a strategy that has already shown results and that future product developments in these markets will create further opportunities in both current and future fiscal years.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2019 second quarter financial results on May 3, 2019 at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9173 (US) or (785) 424-1667 (International). Please reference the conference ID: GEOSQ219 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We primarily market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment and offshore cables.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the results and success of our transactions with Quantum and the OptoSeis® technology, the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, anticipated levels of capital expenditures and the sources of funding therefore, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis technology transactions to yield positive operating results, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance, despite substantial investment by us, our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Revenue:
Products	$11,845	$13,910	$22,304	$27,184
Rental	14,278	5,337	21,694	6,707

Total revenue	26,123	19,247	43,998	33,891

Cost of revenue:
Products	11,246	14,065	22,459	27,161
Rental	4,526	3,183	8,098	5,699

Total cost of revenue	15,772	17,248	30,557	32,860

Gross profit	10,351	1,999	13,441	1,031

Operating expenses:
Selling, general and administrative	5,358	4,785	11,443	9,914
Research and development	3,898	2,430	7,069	5,588
Bad debt expense (recovery)	73	6	(30)	356

Total operating expenses	9,329	7,221	18,482	15,858

Income (loss) from operations	1,022	(5,222)	(5,041)	(14,827)

Other income (expense):
Interest expense	(23)	(127)	(57)	(191)
Interest income	180	279	452	542
Foreign exchange gains (losses), net	119	(306)	186	(349)
Other, net	(41)	(29)	(129)	(54)

Total other income (expense), net	235	(183)	452	(52)

Income (loss) before income taxes	1,257	(5,405)	(4,589)	(14,879)
Income tax expense (benefit)	550	(676)	557	(670)

Net income (loss)	$707	$(4,729)	$(5,146)	$(14,209)

Income (loss) per common share:
Basic	$0.05	$(0.36)	$(0.38)	$(1.07)

Diluted	$0.05	$(0.36)	$(0.38)	$(1.07)

Weighted average common shares outstanding:
Basic	13,401,135	13,264,710	13,369,932	13,233,205

Diluted	13,557,185	13,264,710	13,369,932	13,233,205

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	March 31, 2019	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,765	$11,934
Short-term investments	748	25,471
Trade accounts receivable, net	20,634	14,323
Financing receivables	3,660	4,258
Inventories	15,525	18,812
Prepaid expenses and other current assets	2,275	1,856

Total current assets	55,607	76,654

Rental equipment, net	56,434	39,545
Property, plant and equipment, net	34,320	33,624
Non-current inventories	34,037	31,655
Goodwill	5,059	4,343
Other intangible assets, net	10,930	8,006
Deferred income tax assets, net	225	246
Non-current financing receivables, net	2,753	4,740
Prepaid income taxes	69	54
Other assets	216	213

Total assets	$199,650	$199,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$7,117	$4,106
Accrued expenses and other current liabilities	5,059	6,826
Deferred revenue	2,393	3,752
Income tax payable	33	51

Total current liabilities	14,602	14,735

Contingent earn-out liabilities	12,055	7,713
Deferred income tax liabilities	40	45

Total liabilities	26,697	22,493

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,632,291 and 13,600,541 shares issued and outstanding	136	136
Additional paid-in capital	87,525	86,116
Retained earnings	100,808	105,954
Accumulated other comprehensive loss	(15,516)	(15,619)

Total stockholders’ equity	172,953	176,587

Total liabilities and stockholders’ equity	$199,650	$199,080

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net income (loss)	$(5,146)	$(14,209)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income tax benefit	(14)	(40)
Rental equipment depreciation	6,121	4,519
Property, plant and equipment depreciation	2,003	2,105
Amortization of intangible assets	795	—
Accretion of discounts on short-term investments	(9)	24
Stock-based compensation expense	1,194	1,344
Bad debt expense (recovery)	(30)	356
Inventory obsolescence expense	2,401	3,297
Gross profit from sale of used rental equipment	(200)	(4,187)
Gain on disposal of property, plant and equipment	—	(25)
Realized loss on short-term investments	67	1
Effects of changes in operating assets and liabilities:
Trade accounts receivable	(5,806)	(2,943)
Income tax receivable	—	(701)
Inventories	(3,695)	(4,613)
Prepaid expenses and other current assets	(998)	179
Prepaid income taxes	(23)	49
Accounts payable trade	3,018	2,320
Accrued expenses and other	(1,218)	89
Deferred revenue	(1,349)	60
Income tax payable	(15)	—

Net cash used in operating activities	(2,904)	(12,375)

Cash flows from investing activities:
Purchase of property, plant and equipment	(962)	(495)
Proceeds from the sale of property, plant and equipment	—	200
Investment in rental equipment	(20,420)	(1,643)
Proceeds from the sale of used rental equipment	1,646	3,904
Purchases of short-term investments	—	(3,755)
Proceeds from the sale of short-term investments	24,856	13,321
Business acquisition	(1,819)	—
Payments for damages related to insurance claim	(616)	—
Proceeds from insurance claim	1,166	—

Net cash provided by investing activities	3,851	11,532

Cash flows from financing activities:
Proceeds from the exercise of stock options	215	19

Net cash provided by financing activities	215	19

Effect of exchange rate changes on cash	(331)	(89)

Increase (decrease) in cash and cash equivalents	831	(913)
Cash and cash equivalents, beginning of fiscal year	11,934	15,092

Cash and cash equivalents, end of fiscal period	$12,765	$14,179

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Oil and Gas Markets segment revenue:
Traditional exploration products	$3,969	$3,187	$6,754	$6,977
Wireless exploration products	13,644	6,039	20,926	9,670
Reservoir products	1,056	2,061	1,993	2,679

	18,669	11,287	29,673	19,326
Adjacent Markets segment revenue:
Industrial product revenue	4,122	4,711	7,683	8,387
Imaging product revenue	3,137	3,115	6,211	5,893

	7,259	7,826	13,894	14,280
Emerging Markets segment revenue:
Border and perimeter security product revenue	46	—	134	—

Corporate	149	134	297	285

Total revenue	$26,123	$19,247	$43,998	$33,891

	Three Months Ended		Six Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Operating income (loss):
Oil and Gas Markets segment	$3,332	$(3,757)	$731	$(11,430)
Adjacent Markets segment	1,651	1,384	2,633	2,413
Emerging Markets segment	(1,180)	—	(2,372)	—
Corporate	(2,781)	(2,849)	(6,033)	(5,810)

Total operating income (loss)	$1,022	$(5,222)	$(5,041)	$(14,827)